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                                                                      EXHIBIT 99

                            RELEASED ON MAY 8, 1997

                                                           For Immediate Release



                                 PRESS RELEASE

                               NTL INCORPORATED
               ANNOUNCED AGREEMENT WITH UNITED NEWS & MEDIA PLC


        New York, New York; (May 8, 1997) - NTL Incorporated (Nasdaq: NTLI) ("NTL or the Company") announced that a wholly owned subsidiary has entered into an agreement with United News & Media plc ("United") relating to Digital Television Network Limited ("DTN"), an indirect wholly owned subsidiary of NTL which submitted applications to the Independent Television commission ("ITC") for licenses to operate one or more digital terrestrial multiplexes under the Broadcasting Act 1996 ("DTT Licenses"). Under this agreement, United would, at the option of either NTL or United exercisable if the ITC notifies DTN that it is proposing to grant one or more DTT Licenses to DTN, subscribe for 30% of the equity of DTN. The remaining shares would be subscribed by a subsidiary of NTL.

        The agreement with United is conditional upon the ITC's grant of one or more DTT Licenses.

        Roger Laughton, Executive director, Broadcasting and Entertainment at United, said "United is very pleased to have this opportunity to invest in DTN, which has prepared a most impressive application. It contains a range of exciting and innovative proposals increasing the services available to consumers and viewers in their home. It is also a bid which, if successful, will offer the prospect of serious competition in the important digital television market."

        Barclay Knaff, Chief Executive Officer and President of NTL, said "We are delighted to welcome United as a potential equity investor in DTN. United is already an important provider of programming in our application. DTN's innovative proposals to the ITC and NTL's continued control of DTN remain unchanged."

        DTN's applications for DTT Licenses and the agreement with United are currently being considered by the ITC and there can be no assurances that DTN's applications will ultimately be successful. United is an international media and information group listed on the London Stock Exchange, with interests in:

        . consumer publishing, including Express Newspapers, regional newspapers in the UK, and advertising publications in the US and Europe

        . broadcasting and entertainment, including the Meridian and Anglia ITV companies and a 29% share in Channel 5 in the UK

        . financial services, including the world's largest integrated money and securities broker

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        .  business services, including the Miller Freeman trade magazines and exhibitions business, NOP Information Group, PR Newswire and the Visual Communications Group stock photography business


For further information contact:  John Gregg, Managing Director-Corporate
--------------------------------
Development, Michael A. Peterson, Director-Corporate Development or Richard J. Lubasch, Senior Vice-President-General Counsel at (212) 906-8440.